Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Mesa Laboratories, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities (1) (3)	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
	Equity	Common Stock, no par value (1)	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, no par value (1)	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
	Equity	Depositary Shares (1) (4)	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants (1)	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
	Other	Purchase Contracts (1)	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
	Other	Units (1) (5)	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)	Securities registered by this registration statement may be sold separately, together or as units with other securities registered hereunder. This registration statement registers an indeterminate aggregate amount or number, as the case may be, of shares of common stock or preferred stock, or of debt securities, depositary shares, warrants, purchase contracts and units of the registrant as may from time to time be issued at currently indeterminable prices and as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including under any applicable anti-dilution provisions. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all of the registration fee.

(3)	The debt securities may be senior, senior subordinated or subordinated and may be secured or unsecured. After the date the debt securities are issued, direct and indirect domestic or foreign subsidiaries of the registrant may become guarantors of some or all of the debt securities registered hereunder.

(4)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.

(5)	Each unit will be issued under a unit agreement or indenture and will represent an interest in a combination of any two or more of the securities being registered by this registration statement or debt obligations of third parties, including U.S. Treasury securities.